Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Essex Rental Corp. of our report dated March 31, 2008, relating to our audit of the financial statements of Hyde Park Acquisition Corp., which is included in the Annual Report on Form 10-K of Essex Rental Corp. for the year ended December 31, 2008.

/s/ McGladrey & Pullen, LLP
McGLADREY & PULLEN, LLP
New York, New York
August 12, 2009